Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), dated as of September 17, 2009, among POLYMER GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and CITICORP NORTH AMERICA, INC., as Administrative Agent (in such capacity, the “Administrative Agent”), amends that certain Credit Agreement (as amended, modified or waived prior to the date hereof, the “Credit Agreement”), dated as of November 22, 2005, among the Borrower, each Person from time to time party thereto as a Lender, CITICORP NORTH AMERICA, INC., as Administrative Agent, Documentation Agent, Syndication Agent and Collateral Agent, and CITIGROUP GLOBAL MARKETS INC., as sole lead arranger and sole bookrunner (the “Lead Arranger”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower has requested and certain Revolving Lenders (“Extending Revolving Lenders”) have agreed to extend the maturity of all or a portion of their Revolving Credit Commitments and Revolving Loans;

WHEREAS, the Borrower has requested and certain Term Lenders (“Extending Term Lenders”) have agreed to extend the maturity of all or a portion of their Term Loans; and

WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement as provided for herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.     Amendments to Credit Agreement.  Effective as of the Amendment Effective Date (as defined below), the Credit Agreement is amended as follows:

(a)           Amendments to Section 1.1: Defined Terms.

(i)                                     The following definitions shall be added in proper alphabetical sequence:

(A)                              “Amendment No. 2” means Amendment No. 2 to this Agreement, effective as of the Second Amendment Effective Date.

(B)                                “Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to each of the Administrative Agent, the Issuing Bank (in the case of obligations owing to the Issuing Bank) and the Swingline Lender (in the case of obligations owing to the Swingline Lender) (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

(C)                                “Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an LC Disbursement and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreements, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent (a copy of which was sent to the Borrower), that it will comply with its funding obligations hereunder or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

(D)                               “Existing Revolving Credit Tranche” shall have the meaning provided in Section 2.21(b).

(E)                                 “Existing Revolving Loans” shall have the meaning provided in Section 2.21(b).

(F)                                 “Existing Term Loan Tranche” shall have the meaning provided in Section 2.21(a).

(G)                                “Existing Tranche” means any Existing Term Loan Tranche or Existing Revolving Credit Tranche.

(H)                               “Extended Loans/Commitments” means Extended Term Loans and/or Extended Revolving Credit Commitments.

(I)                                    “Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.21(b).

(J)                                   “Extended Revolving Loans” shall have the meaning provided in Section 2.21(b).

(K)                               “Extended Term Loans” shall have the meaning provided in Section 2.21(a).

(L)                                 “Extending Lender” shall have the meaning provided in Section 2.21(c).

(M)                            “Extension Amendment” shall have the meaning provided in Section 2.21(d).

(N)                               “Extension Date” means any date on which any Existing Term Loan Tranche or Existing Revolving Credit Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.21.

(O)                               “Extension Election” shall have the meaning provided in Section 2.21(c).

(P)                                 “Extension Request” means any Term Loan Extension Request or Revolving Credit Extension Request.

(Q)                               “Extension Series” means all Extended Term Loans or Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

(R)                                “Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment.

(S)                                 “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

(T)                                “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

(U)                               “Permitted Refinancing Debt” means senior secured or unsecured notes or loans of the Borrower issued for cash (which notes or loans, if secured, may either be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the latest Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss, customary acceleration rights after an event of default and, in the case of Permitted Refinancing Debt in the form of loans, amortization payments not in excess of 1% per annum), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those in this Agreement and (c) of which no Subsidiary of the Borrower (other than a Subsidiary Loan Party) is an obligor and which are not secured by any assets other than the Collateral.

(V)                                “Permitted Refinancing Debt Documents” means any document or instrument issued or executed and delivered with respect to any Permitted Refinancing Debt (or any Permitted Refinancing thereof permitted by Section 6.01(xvi)) by any Loan Party.

(AA)                    “Permitted Refinancing Debt Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Permitted Refinancing Debt Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

(BB)                        “Revolving Credit Extension Request” shall have the meaning provided in Section 2.21(b).

(CC)                        “Second Amendment Effective Date” means September 17, 2009.

(DD)                      “Term Loan Extension Request” shall have the meaning provided in Section 2.21(a).

(EE)                          “Tranche” means, with respect to (i) any Term Loan, whether such Term Loan is a Tranche 1 Term Loan, Tranche 2 Term Loan or such other Tranche of Term Loan created pursuant to an Extension Amendment, (ii) any Revolving Credit Commitment, whether such Revolving Credit Commitment is a Tranche 1 Revolving Credit Commitment, Tranche 2 Revolving Credit Commitment or such other Tranche of Revolving Credit Commitment created pursuant to an Extension Amendment and (iii) any Revolving Loan, whether such Revolving Loan is a Tranche 1 Revolving Loan, Tranche 2 Revolving Loan or such other Tranche of Revolving Loan created pursuant to an Extension Amendment.

(FF)                          “Tranche 1 Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Tranche 1 Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s Revolving Credit Exposure of such Tranche hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement.

(GG)                        “Tranche 1 Revolving Loans” means Revolving Loans made in respect of Tranche 1 Revolving Credit Commitments.

(HH)                      “Tranche 1 Term Loans” means all Term Loans other than Tranche 2 Term Loans or any other Extended Term Loans converted pursuant to an Extension Amendment.

(II)                                “Tranche 2 Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Tranche 2 Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s Revolving Credit Exposure of such Tranche hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement.

(JJ)                              “Tranche 2 Revolving Loans” means Revolving Loans made in respect of Tranche 2 Revolving Credit Commitments.

(KK)                      “Tranche 2 Term Loans” means Term Loans converted to Tranche 2 Term Loans on the Second Amendment Effective Date pursuant to Section 2.21(f) or thereafter pursuant to the terms of an Extension Amendment.

(ii)                                  The definition of “Acquisition Consideration” is amended and restated as follows:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with any Permitted Acquisition, whether paid in cash or by the transfer of other assets of the Borrower or any of its Subsidiaries (other than Equity Interests of the Borrower or proceeds from the issuance thereof) or deferred for payment at any future time, and all payments representing the purchase price and any contingent consideration recorded as a liability as required by GAAP.

(iii)                               The definition of “Alternate Base Rate” is amended and restated as follows:

“Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the “Certificate of Deposit Rate”), (c) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (d) with respect to Tranche 2 Term Loans and Tranche 2 Revolving Loans, 3.50%.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

(iv)                              The definition of “Applicable Rate” is amended and restated as follows:

“Applicable Rate” means, for any day, (i) with respect to Tranche 1 Term Loans, (A) 1.25% per annum, in the case of ABR Loans, and (B) 2.25% per annum, in the case of Eurodollar Loans, (ii) with respect to Tranche 2 Term Loans, (A) 3.50% per annum, in the case of ABR Loans, and (B) 4.50% per annum, in the case of Eurodollar Loans, (iii) with respect to any other Tranches of Term Loans established after the Second Amendment Effective Date, the rates set forth in the applicable Extension Amendment, (iv) with respect to Tranche 1 Revolving Loans, (A) before the Trigger Date, (x) 1.25% per annum, in the case of ABR Loans, and (y) 2.25% per annum, in the case of Eurodollar Loans, and (B) on and after the applicable Trigger Date, the applicable rate per annum set forth in the table below (x) under the caption “ABR Tranche 1 Revolving Loans Spread,” in the case of ABR Loans, and (y) under the caption “Eurodollar Tranche 1 Revolving Loans Spread,” in the case of Eurodollar Loans, in each case based upon the Total Leverage Ratio as of the most recent determination date, (v) with respect to Tranche 2 Revolving Loans, (A) before the Trigger Date, (x) 3.50% per annum, in the case of ABR Loans, and (y) 4.50% per annum, in the case of Eurodollar Loans and (B) on and after the applicable Trigger Date, the applicable rate per annum set forth in the table below (x) under the caption “ABR Tranche 2 Revolving Loans Spread,” in the case of ABR Loans, and (y) under the caption “Eurodollar Tranche 2 Revolving Loans Spread,” in the case of Eurodollar Loans, in each case based upon the Total Leverage Ratio as of the most recent determination date, and (vi) with respect to any other Tranches of Revolving Loans established after the Second Amendment Effective Date, the rates set forth in the applicable Extension Amendment.  In addition, the Applicable Rate in respect of Tranche 2 Term Loans shall be adjusted as provided in clause (y) of Section 2.21.

Total Leverage Ratio	ABR Tranche 1 Revolving Loans Spread	Eurodollar Tranche 1 Revolving Loans Spread	ABR Tranche 2 Revolving Loans Spread	Eurodollar Tranche 2 Revolving Loans Spread
>3.00 to 1.00	1.25%	2.25%	3.50%	4.50%
<3.00 to 1.00 >2.50 to 1.00	1.00%	2.00%	3.25%	4.25%
<2.50 to 1.00	0.75%	1.75%	3.00%	4.00%

For purposes of such calculation of the Applicable Rate with respect to Tranche 1 Revolving Loans and Tranche 2 Revolving Loans on and after the applicable Trigger Date, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Leverage Ratio.  If at any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrower has provided the information required under Section 5.01(a) or (b).  Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

(v)                                 The definition of “Commitment Fee Percentage” is amended and restated as follows:

“Commitment Fee Percentage” means (i) 0.50% per annum in the case of Tranche 1 Revolving Credit Commitments, (ii) 0.75% per annum in the case of Tranche 2 Revolving Credit Commitments and (iii) such percentage as set forth in the applicable Extension Amendment in the case of any other Tranche of Revolving Credit Commitments; provided, however, that, in the case of Tranche 1 Revolving Credit Commitments, after the Trigger Date applicable thereto, the Commitment Fee Percentage shall mean the applicable percentage set forth in the table below under the appropriate caption:

Total Leverage Ratio	Tranche 1 Commitment Fee Percentage
>2.50:1	0.500%
<2.50:1	0.375%

For purposes of such calculation of the Commitment Fee Percentage with respect to Tranche 1 Revolving Credit Commitments on and after the Trigger Date, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Leverage Ratio.  If at any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Commitment Fee Percentage shall be the higher rate set forth in the table above until such time as the Borrower has provided the information required under Section 5.01(a) or (b).  Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Commitment Fee Percentage in effect from such date.

(vi)                              The definition of “Interest Period” is amended by inserting the phrase “next succeeding” before each reference to “Revolving Credit Maturity Date” therein.

(vii)                           The definition of “LIBO Rate” is amended and restated as follows:

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the higher of (a) (i) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, or in the event that such rate is not available, (ii) then the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period, and (b) with respect to Tranche 2 Term Loans and Tranche 2 Revolving Loans, 2.50% per annum.

(viii)                        The definition of “QRTC Amount” shall be amended by replacing “$75.0 million” with “$90.0 million”.

(ix)                                The definition of “Revolving Credit Commitment Period” is amended and restated as follows:

“Revolving Credit Commitment Period” means (i) with respect to the Tranche 1 Revolving Credit Commitments, the period from and including the Effective Date to but not including the Tranche 1 Revolving Credit Maturity Date or any earlier date on which the Tranche 1 Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein, (ii) with respect to the Tranche 2 Revolving Credit Commitments, the period from and including the Second Amendment Effective Date to but not including the Tranche 2 Revolving Credit Maturity Date or any earlier date on which the Tranche 2 Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein and (iii) with respect to any other Tranche of Revolving Credit Commitments, the period from and including the date such Tranche of Revolving Credit Commitments is established to but not including the maturity date set forth in the applicable Extension Amendment or any earlier date on which such Tranche of Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.  Unless the context otherwise requires, references to the Revolving Credit Commitment Period in this Agreement shall mean the Revolving Credit Commitment Period ending on the latest Revolving Credit Maturity Date then in effect.

(x)                                   The definition of “Revolving Credit Exposure” is amended and restated as follows:

“Revolving Credit Exposure” means with respect to any Revolving Lender at any time, (i) in the case of the Total Revolving Credit Commitment, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s LC Exposure at such time, plus (c) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans and (ii) in the case of the Revolving Credit Commitments of any single Tranche, the sum of (x) the aggregate principal amount at such time of all outstanding Revolving Loans of such Tranche of such Revolving Lender, plus (y) such Revolving Lender’s LC Exposure at such time multiplied by a fraction, with the numerator equal to the Revolving Credit Commitments of such Tranche held by such Lender and with the denominator equal to the aggregate Revolving Credit Commitments held by such Lender, plus (z) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans multiplied by a fraction, with the numerator equal to the Revolving Credit Commitments of such Tranche held by such Lender and with the denominator equal to the aggregate Revolving Credit Commitments held by such Lender.

(xi)                                The definition of “Revolving Credit Maturity Date” is amended and restated as follows:

“Revolving Credit Maturity Date” means (i) November 22, 2010, in the case of the Tranche 1 Revolving Credit Commitments (the “Tranche 1 Revolving Credit Maturity Date”), (ii) November 22, 2013, in the case of the Tranche 2 Revolving Credit Commitments (the “Tranche 2 Revolving Credit Maturity Date”); provided that if, on August 24, 2012 more than $10,000,000 of Tranche 1 Term Loans remain outstanding (it being understood that “outstanding” for this purpose shall include Tranche 1 Term Loans converted to Extension Term Loans that mature on or prior to February 20, 2014 and that are outstanding on August 24, 2012), the Tranche 2 Revolving Credit Maturity Date shall be August 24, 2012 and (iii) the maturity date set forth in the applicable Extension Amendment, in the case of any other Tranche of Revolving Credit Commitments.  Unless the context otherwise requires, references to the Revolving Credit Maturity Date in this Agreement shall mean the latest maturity date of any Tranche of Revolving Credit Commitments then in effect.

(xii)                             The definition of “Term Loan Maturity Date” is amended and restated as follows:

“Term Loan Maturity Date” means (i) November 22, 2012, in the case of the Tranche 1 Term Loans (the “Tranche 1 Term Loan Maturity Date”), (ii) November 22, 2014, in the case of the Tranche 2 Term Loans (the “Tranche 2 Term Loan Maturity Date”) and (iii) the maturity date set forth in the applicable Extension Amendment, in the case of any other Tranche of Term Loans.

(xiii)                          The definition of “Trigger Date” is amended and restated as follows:

“Trigger Date” means (i) in the case of Tranche 1 Revolving Credit Commitments and Tranche 1 Revolving Loans, the date on which a Compliance Certificate for the first quarter ending after the Effective Date shall have been received by the Administrative Agent pursuant to Section 5.01(a) or (b) and (ii) in the case of Tranche 2 Revolving Credit Commitments and Tranche 2 Revolving Loans, the date on which a Compliance Certificate for the first quarter ending after the Second Amendment Effective Date shall have been received by the Administrative Agent pursuant to Section 5.01(a) or (b).

(b)           Amendments to Section 2:  Amount and Terms of Credit.

(i)                                     Section 2.01(a) is amended and restated as follows:

“(a)       Subject to the terms and conditions hereof, (i) each Term Lender severally agrees to make a Term Loan in Dollars to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment and (ii) with respect to each Tranche of Revolving Credit Commitments, each Revolving Lender holding Revolving Credit Commitments of such Tranche severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Revolving Credit Commitment Period applicable to such Tranche.  Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect, (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Credit Commitment or (iii) the Revolving Credit Exposure of any Revolving Lender with respect to any particular Tranche would exceed such Revolving Lender’s Revolving Credit Commitment with respect to such Tranche.”.

(ii)                                  Section 2.03 is amended by:

(A)                              replacing clause (ii) of the proviso in the final sentence of paragraph (a) thereof with the following: “(ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Revolving Credit Maturity Date or the applicable Term Loan Maturity Date, as the case may be, of such Loan”; and

(B)                                replacing clause (ii) of the first proviso in the first sentence of paragraph (b) thereof with the following: “after the date that is one month prior to the applicable Revolving Credit Maturity Date or the applicable Term Loan Maturity Date, as the case may be, of such Loan”.

(iii)                               Section 2.04(a) is amended by replacing clause (ii) of the first sentence thereof with the following:

“(ii)       the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the Available Revolving Credit Commitments of all Revolving Lenders immediately prior to such borrowing or result in (1) the Aggregate Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect or (2) the Revolving Credit Exposure of any Revolving Lender exceeding the Revolving Credit Commitments of such Lender then in effect, and”.

(iv)                              Section 2.05(c)(iii) is amended and restated as follows:

“(c)       (iii)  If the Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, 100% of such Net Proceeds shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.05(e) below; provided that (x) 50% of the Net Proceeds from Asset Sales permitted by Section 6.05 (the “Reinvestment Portion”) shall not be required to be applied as provided herein on such date if and to the extent that (1) no Default or Event of Default then exists or would arise therefrom and (2) the Borrower delivers an officers’ certificate to the Administrative Agent on or prior to the date of such Asset Sale stating that such Reinvestment Portion shall be reinvested or committed to be reinvested in capital assets of the Borrower or any Subsidiary in each case within 180 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), (y) all Reinvestment Portion shall be held in the Collateral Account and released therefrom only in accordance with the terms of the Security Agreement, and (z) if all or any portion of Reinvestment Portion not so applied as provided herein is not so used within such 180-day period (or if, prior to such 180th day, the Borrower or any such Subsidiary shall have entered into a binding agreement to so use any Reinvestment Portion, within 360 days following the date of such binding agreement), such remaining portion shall be applied on the last day of such period as specified in this subsection (c)(iii); provided, further, if the Property subject to such Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Reinvestment Portion thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(v)                                 Section 2.05(d) is amended and restated as follows:

“(d)      The Term Loans shall be repaid in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 (each such day, together with each Term Loan Maturity Date, an “Installment Payment Date”), commencing on March 31, 2006, in an aggregate amount equal to 0.25% of aggregate principal amount of the Term Loans outstanding on the Effective Date; provided that, following each Term Loan Maturity Date, such amount shall be reduced to 0.25% of aggregate principal amount of the Term Loans outstanding on such Term Loan Maturity Date (after giving effect to all repayments made on such Term Loan Maturity Date) (as such installments may be reduced as a result of prepayments of Term Loans in accordance with Section 2.05(e)).  On the Term Loan Maturity Date of each Tranche of Term Loans, the remaining outstanding Term Loans of such Tranche shall be repaid.”.

(vi)                              Section 2.05(e)(i) is amended and restated as follows:

“(e)(i)  All optional and mandatory prepayments in respect of Term Loans under this Agreement (including prepayments required by Section 6.01(xvi), but excluding any prepayments required by Section 2.05(c)(iii) and (iv)) shall be applied, at the direction of the Borrower, either (x) pro rata across all Tranches of Term Loans or (y) to the Tranches of Term Loans in sequential order based on the Term Loan Maturity Date of such Tranche (beginning with the Tranche with the earliest such Term Loan Maturity Date and with no such prepayments applied to any Tranche until all Term Loans of all earlier-maturing Tranches have been paid in full).  Prepayments required by Section 2.05(c)(iii) and (iv) shall be applied pro rata across all Tranches of Term Loans.  Within each Tranche of Term Loans, prepayments shall be applied (x) first, to reduce remaining scheduled installments of principal due in respect of outstanding Term Loans of such Tranche under Section 2.05(d) in direct order of maturity up to but not including the first scheduled installment due after the date that is 24 months following the date of such prepayment and (y) second, to reduce the remaining scheduled installments of principal due in respect of outstanding Term Loans of such Tranche under Section 2.05(d) on a pro rata basis. Notwithstanding the foregoing, with respect to the Net Proceeds of an Asset Sale (solely to the extent with respect to any Collateral), the Borrower may use a portion of such Net Proceeds to prepay or repurchase Permitted Refinancing Debt (to the extent secured by Liens on the Collateral that are pari passu with Liens on the Collateral securing the Obligations) to the extent any applicable Permitted Refinancing Debt Document requires the issuer or borrower of such Permitted Refinancing Debt to prepay or make an offer to purchase such Permitted Refinancing Debt with the proceeds of such Asset Sale, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such Permitted Refinancing Debt with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Refinancing Debt and the outstanding principal amount of Term Loans; provided that prior to or concurrently with any such prepayment or repurchase, the Borrower shall have prepaid Term Loans on at least a pro rata basis (based on outstanding principal amount) as the applicable Permitted Refinancing Debt being prepaid or repurchased.”.

(vii)                           Section 2.06(c) is amended and restated as follows:

“(c)       Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the next succeeding Revolving Credit Maturity Date; provided that, subject to clause (i) above, a Letter of Credit may provide that it expires after such next succeeding Revolving Credit Maturity Date if (w) there exists a subsequent Revolving Credit Maturity Date, (x) on the date of issuance, the sum of (1) the face amount of such Letter of Credit plus (2) the aggregate LC Exposure in respect of all other Letters of Credit with expiration dates following the fifth Business Day prior to the next succeeding Revolving Credit Maturity Date plus (3) the aggregate outstanding principal amount of Revolving Loans maturing after the next succeeding Revolving Credit Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments on the date of issuance that are scheduled to terminate after the next succeeding Revolving Credit Maturity Date, (y) if such Letter of Credit is to expire after the second next succeeding Revolving Credit Maturity Date, there exists a subsequent Revolving Credit Maturity Date and on the date of issuance, the sum of (1) the face amount of such

Letter of Credit plus (2) the aggregate LC Exposure in respect of all other Letters of Credit with expiration dates following the fifth Business Day prior to the second next succeeding Revolving Credit Maturity Date plus (3) the aggregate outstanding principal amount of Revolving Loans maturing after the second next succeeding Revolving Credit Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments on the date of issuance that are scheduled to terminate after the second next succeeding Revolving Credit Maturity Date, and (z) such Letter of Credit expires no later than the date that is five Business Days prior to the latest Revolving Credit Maturity Date then in effect.  For the avoidance of doubt, upon a Revolving Credit Maturity Date (other than the final Revolving Credit Maturity Date), the aggregate amount of participations in Letters of Credit held by Revolving Lenders in respect of the Tranche of Revolving Credit Commitments terminating on such Revolving Credit Maturity Date shall be deemed to be reallocated to the Revolving Lenders holding Revolving Credit Commitments of other Tranches so that the participation of the remaining Revolving Lenders in outstanding Letters of Credit shall be in proportion to their respective remaining Revolving Credit Commitments.”.

(viii)                        Section 2.07(a) is amended and restated as follows:

“(a)       The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Credit Borrowings, on each Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan made pursuant to the Tranche of Revolving Credit Commitments that terminates on such Revolving Credit Maturity Date and each Swingline Loan (provided that, except in the case of the final Revolving Credit Maturity Date, Swingline Loans shall be permitted to remain outstanding to the extent they would be permitted to be drawn following such Revolving Credit Maturity Date pursuant to Section 2.04) made to it by each such Lender and (ii) in respect of Term Borrowings, on each Term Loan Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Term Loan of the Tranche of Term Loan that matures on such Term Loan Maturity Date held by each such Lender.  The Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans, Swingline Loans and Term Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08.  All payments required hereunder shall be made in Dollars.”.

(ix)                                Section 2.08(d) is amended by replacing the phrase “the Term Loan Maturity Date and the Revolving Credit Maturity Date” therein with the phrase “each Term Loan Maturity Date and each Revolving Credit Maturity Date”.

(x)                                   Section 2.10(a) is amended and restated as follows:

“(a)       The Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender with respect to each Tranche of Revolving Credit

Commitments, for which payment will be made in arrears through the Administrative Agent on the last day of March, June, September and December beginning after the Effective Date, and on the applicable Commitment Fee Termination Date (as defined below).  The Commitment Fee due to each Revolving Lender with respect to each Tranche of Revolving Credit Commitments shall commence to accrue for a period commencing on the Effective Date (in the case of Tranche 1 Revolving Credit Commitments) or the applicable Extension Date (in the case of all other Tranches of Revolving Credit Commitments) and shall cease to accrue on the date (a “Commitment Fee Termination Date”) that is the earlier of (i) the date on which the Revolving Credit Commitment of such Tranche of such Revolving Lender shall be terminated (or converted into another Tranche) as provided herein and (ii) the first date after the end of the Revolving Credit Commitment Period with respect to such Tranche.  The Commitment Fee accrued to each Revolving Lender shall equal, with respect to each Tranche of Revolving Credit Commitments, the Commitment Fee Percentage for such Tranche multiplied by such Lender’s Commitment Fee Average Daily Amount (as defined below) of such Tranche for the applicable quarter (or shorter period commencing on the Effective Date or applicable Extension Date, as the case may be, and ending with such the applicable Commitment Fee Termination Date of such Lender).  A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period for any Tranche shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Credit Commitment of such Tranche less such Revolving Lender’s Revolving Credit Exposure with respect to such Tranche (excluding clause (z) of the definition of Revolving Credit Exposure for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during the Revolving Credit Commitment Period of such Tranche.  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.”.

(xi)                                Section 2.10(b) is amended and restated as follows:

“(b)      The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the weighted average Applicable Rate for Eurodollar Revolving Loans (with such weighted average based on the allocation of such Revolving Lender’s Revolving Credit Commitments across the various Tranches of Revolving Credit Commitments) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees (collectively,

“LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Credit Commitment Period shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that (x) all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after such date shall be payable on demand and (y) all such participation fees accruing to any Revolving Lender shall be payable on the date on which the Revolving Credit Commitments of such Revolving Lender terminate and any such fees accruing after such date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).”.

(xii)                             Section 2.11(a) is amended and restated as follows:

“(a)       Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Credit Commitments of any Tranche shall terminate on the Revolving Credit Maturity Date applicable to such Tranche.”.

(xiii)                          Section 2 is amended by adding a new Section 2.21 as follows:

“2.21.                   Extensions of Loans and Commitments.

(a)         The Borrower may, at any time and from time to time after the Second Amendment Effective Date, request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be converted to another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.21.  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to the those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be converted except (x) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment, (y)(A) the Applicable Rates with respect to the Extended Term Loans may be higher or lower than the Applicable Rates for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Rates contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; provided, however, the yield for any Extended Term Loans or any Permitted Refinancing Debt consisting of loans shall not be greater than the highest yield that may, under any circumstances, be payable with respect to Tranche 2 Term Loans (such yield on Tranche 2 Term Loans shall be deemed to include all upfront or similar fees payable to the Lenders) plus 25 basis points (and the Applicable Rate applicable to the Tranche 2

Term Loans shall be increased to the extent necessary to achieve the foregoing) and, solely for purposes of the foregoing clause, the yield applicable to any Extended Term Loan or Permitted Refinancing Debt consisting of loans, as applicable, shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such Extended Term Loans, or Permitted Refinancing Debt consisting of loans, as applicable and (z) the optional and mandatory prepayment rights of the Extended Term Loans shall be subject to the provisions set forth in Section 2.05(e) (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.13(a)).  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Tranche of Term Loans from the Existing Term Loan Tranche from which they were converted but shall be considered part of the same Class as the Existing Term Loan Tranche from which they were converted.  There shall be no more than four Tranches, in the aggregate, of Term Loans outstanding at any time.

(b)        The Borrower may, at any time and from time to time after the Second Amendment Effective Date, request that all or a portion of the Revolving Credit Commitments of any Tranche (an “Existing Revolving Credit Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be converted to another Tranche of Revolving Credit Commitments in order to extend the termination date thereof (any such Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments” and any related Revolving Credit Loans, “Extended Revolving Loans”)  and to provide for other terms consistent with this Section 2.21.  In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Credit Tranche) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Revolving Credit Commitments of the Existing Revolving Credit Tranche from which they are to be converted except (x) the scheduled termination date of the Extended Revolving Credit Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (y) (A) the Applicable Rates with respect to the Extended Revolving Loans may be higher or lower than the Applicable Rates for the Revolving Loans of such Existing Revolving Credit Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased Applicable Rates contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z) the Commitment Fee Percentage with respect to the Extended Revolving Credit Commitments may be higher or lower than the Commitment Fee Percentage for the Revolving Credit Commitments of such Existing Revolving Credit Tranche.  No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments of any Existing Revolving Credit Tranche converted into Extended Revolving Credit Commitments pursuant to any Revolving Credit Extension Request.  Any Extended Revolving Credit Commitments of any Extension

Series shall constitute a separate Tranche of Revolving Credit Commitments from the Existing Revolving Credit Tranche from which they were converted but shall be considered part of the same Class as the Existing Revolving Credit Tranche from which they were converted.  There shall be no more than three Tranches, in the aggregate, of Revolving Credit Commitments outstanding at any time.  If, on any Extension Date, any Revolving Credit Loans of any Extending Lender are outstanding under the applicable Existing Revolving Credit Tranche, such Revolving Credit Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Credit Commitments bear to its remaining Revolving Credit Commitments of the Existing Revolving Credit Tranche.

(c)         The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitments of the Existing Tranche subject to such Extension Request converted into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Credit Commitments of the Existing Tranche which it has elected to convert into Extended Loans/Commitments.  In the event that the aggregate amount of Term Loans or Revolving Credit Commitments of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments subject to such Extension Elections shall be converted to Extended Loans/Commitments on a pro rata basis based on the amount of Term Loans or Revolving Credit Commitments included in such Extension Elections.

(d)        Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit O or Exhibit P to this Agreement, as applicable).  Each Extension Amendment shall be executed by the Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby).  An Extension Amendment may, subject to Sections 2.21(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21.  It is understood and agreed that each Lender that has consented to Amendment No. 2 has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.21 and the arrangements described above in connection therewith.

(e) In addition to any conditions precedent set forth in any applicable Extension Amendment, no Extension Amendment shall be effective unless, (i) no Default or Event of Default shall have occurred and be continuing at the time of such extension or after giving effect thereto and (ii) after giving effect to such extension, the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the date of the last ended Test Period.

(f)         Notwithstanding the foregoing, the extension of the Term Loans and Revolving Credit Commitments on the Second Amendment Effective Date shall be effective as of the Second Amendment Effective Date without the requirement to comply with the procedures set forth above in this Section 2.21 and Amendment No. 2 shall be deemed to be an Extension Amendment.  The conversion into Tranche 2 Term Loans, Tranche 2 Revolving Credit Commitments and Tranche 2 Revolving Loans shall be evidenced by the applicable Extending Lender’s signature to Amendment No. 2 and the indication on such signature page as to the amount of Term Loans and Revolving Credit Commitments extended.  Effective as of the Second Amendment Effective Date, all Revolving Credit Commitments, Revolving Loans and Term Loans extended as of the Second Amendment Effective Date shall be considered Tranche 2 Revolving Credit Commitments, Tranche 2 Revolving Loans and Tranche 2 Term Loans, respectively, and all Revolving Credit Commitments, Revolving Loans and Term Loans not so extended shall be considered Tranche 1 Revolving Credit Commitments, Tranche 1 Revolving Loans and Tranche 1 Term Loans, respectively.”

(xiv)                         Section 2 is amended by adding a new Section 2.22 as follows:

“2.22.                   Incremental Revolving Credit Commitments.  Notwithstanding anything in Section 9.08 to the contrary, and in addition to the Greenshoe Option, this Agreement and the other Loan Documents may be amended at any time, and from time to time, after the Second Amendment Effective Date to increase the aggregate Revolving Credit Commitments under this Agreement (which increase shall be allocated to any of the outstanding Tranches of Revolving Credit Commitments at the discretion of the Borrower), at the discretion of the Borrower, by an agreement in writing entered into by the Borrower, the Administrative Agent, the Collateral Agent and each Person (including any Lender) that shall agree to provide such Revolving Credit Commitments (and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the Revolving Credit Commitments set forth in such agreement); provided that (i) the aggregate amount of Revolving Credit Commitments established pursuant to this paragraph shall not exceed the aggregate amount of Revolving Credit Commitments that have been terminated pursuant to Section 2.11, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such increase, (iii) after giving effect to such increase, the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the date of the last ended Test Period and (iv) no Revolving Credit Commitments of any Lender shall be increased without the consent of such Lender.  The Revolving Credit Commitments established pursuant to this paragraph shall constitute Revolving Credit Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.”.

(xv)                            Section 2 is amended by adding a new Section 2.23 as follows:

“2.23.                                                          Defaulting Lender Provisions.

(a)         In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless (i) the Borrower provides Cash Collateral to the Issuing Bank or the Swingline Lender, as the case may be, in an amount equal to the aggregate amount of the funding obligations (contingent or otherwise) of such Defaulting Lender in respect thereof or (ii) the Issuing Bank or the Swingline Lender, as the case may be, is otherwise satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank or Swingline Lender.

(b)        If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Swingline Lender, as the case may be, may, by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in an amount equal to the aggregate amount of the funding obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, unless the Borrower has made other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender.

(c)         In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, if the Borrower has failed to provide Cash Collateral in accordance with this Section 2.23, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Borrowing Requests pursuant to Section 2.02 in such amounts and in such times as may be required to Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(d)        If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.”.

(c)                                  Amendments to Section 6.01: Indebtedness; Certain Equity Securities.

(i)                                     Section 6.01(a) is amended by:

(A)    replacing “$5.0 million” with “$50.0 million” in clause (xiii);

(B)     deleting the word “and” at the end of clause (xiv);

(C)     deleting the period at the end of clause (xv) and replacing it with “; and”; and

(D)    adding the following clause (xvi) immediately after clause (xv) of such Section:

“(xvi)                    Indebtedness in respect of Permitted Refinancing Debt to the extent that the Net Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in the manner set forth in Section 2.05(e), and any Permitted Refinancing thereof to the extent such Indebtedness would also constitute Permitted Refinancing Debt; provided that, in each such case, (i) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of any such Indebtedness or after giving effect thereto and (ii) after giving effect to the incurrence of any such Indebtedness, the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the date of the last ended Test Period.”.

(ii)                                  Section 6.01(b) is amended by inserting the word “latest” prior to the reference to “the Term Loan Maturity Date” therein.

(d)                                 Amendments to Section 6.02: Liens.

(i)                                     Section 6.02(i) is amended and restated as follows:

“(i)        Liens in favor of the Collateral Agent securing the Obligations under the Security Documents;”.

(ii)                                  Section 6.02 is further amended by:

(A)    deleting the word “and” at the end of clause (xiv);

(B)     deleting the period at the end of clause (xv) and replacing it with “; and”; and

(C)     adding the following clause (xvi) immediately after clause (xv) of such Section:

“(xvi)       Liens on all or a portion of the Collateral securing Permitted Refinancing Debt Obligations permitted by Section 6.01(xvi); provided that (x) with respect to any such Liens that are (or are intended to be) secured by Liens on the Collateral that are pari passu with Liens on the Collateral securing the Obligations, (i) the holders of such Permitted Refinancing Debt Obligations (or a representative thereof on behalf of such holders) shall have entered into a first lien intercreditor agreement with the Agents substantially in the form of Exhibit Q to this Agreement (with any changes thereto being reasonably acceptable to the Administrative Agent) and (ii) to the extent any such Liens are intended to be evidenced by any or all of the Security Documents, (A) the Agents shall have consented, in their sole discretion, to permit such Liens to be evidenced thereby and (B) such Security Documents shall have been amended to effectuate such Liens, which amendments shall be in form and substance satisfactory to the Agents (it being understood that, notwithstanding anything to the contrary set forth in Section 9.08, no Lender consent shall be required in connection with any such amendment) and (y) with respect to any such Liens that are (or are intended to be) secured by Liens on the Collateral that are junior in priority to the Liens on the Collateral securing the Obligations, the holders of such Permitted Refinancing Debt Obligations (or a representative thereof on behalf of such holders) shall have entered into a junior lien intercreditor agreement with the Agents in form and substance reasonably satisfactory to the Administrative Agent.”

(e)                                  Amendment to Section 6.04(vii): Permitted Acquisitions.

Clause (vii) of Section 6.04 is amended by deleting the phrase “(of which not more than $30.0 million may be used to consummate Permitted Acquisitions by Subsidiaries that are not Loan Parties)”.

(f)                                    Amendment to Section 6.05(ix): Asset Sales.

Clause (ix) of Section 6.05 is amended by deleting the phrase “(other than Equity Interests of a Subsidiary)” and replacing “$35.0 million” with “$50.0 million”.

(g)                                 Amendment to Section 6.12(a): Interest Expense Coverage Ratio.

Section 6.12 is amended by adding, immediately after “December 31, 2009” in the applicable row of the table in such Section, “and each March 31, June 30, September 30 and December 31 thereafter” and by deleting all of the rows in such table following such applicable row.

(h)                                 Amendment to Section 6.13: Total Leverage Ratio.

Section 6.13 is amended by adding, immediately after “December 31, 2009” in the applicable row of the table in such Section, “and each March 31, June 30, September 30 and December 31 thereafter” and by deleting all of the rows in such table following such applicable row.

(i)                                     Amendment to Section 6.14: Capital Expenditures.

Section 6.14 is amended by adding, immediately after “2012” in the last row of the table in such Section, “and each Fiscal Year thereafter”.

(j)                                     Amendment to Section 9.01(a): Notices.

Section 9.01 is amended by (x) adding the words “(with confirmation via some other method provided for in this Section 9.01)” after the word “electronic mail” in the first sentence thereof and (y) replacing clauses (i)-(iv) with the following:

“(i) if to the Borrower, to it at Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269, attention:  Robert Kocourek (telecopy:  704-697-5184) (e-mail:  kocourekr@pginw.com), with a copy to Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, IL 60654, attention:  H. Kurt von Moltke, P.C. (telecopy:  (312) 862-2200) (e-mail:  kvonmoltke@kirkland.com);

(ii) if to the Administrative Agent or the Collateral Agent, to it at (c/o) Citigroup Global Loans, 1615 Brett Road., New Castle, DE 19720, attention:  Robert Ross (telecopy:  (212) 994-0894) (e-mail:  robert.ross@citigroup.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, attention:  Michael E. Michetti, Esq. (telecopy:  (212) 269-5420) (e-mail:  mmichetti@cahill.com);

(iii) if to the Lead Arranger, to it at (c/o) Citigroup Global Loans, 1615 Brett Road., New Castle, DE 19720, attention:  Robert Ross (telecopy:  (212) 994-0894) (e-mail:  robert.ross@citigroup.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, attention:  Michael E. Michetti, Esq. (telecopy:  (212) 269-5420) (e-mail:  mmichetti@cahill.com);

(iv) if to the Issuing Bank, to it at (c/o) Citigroup Global Loans, 1615 Brett Road., New Castle, DE 19720, attention:  Robert Ross (telecopy:  (212) 994-0894) (e-mail:  robert.ross@citigroup.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, attention:  Michael E. Michetti, Esq. (telecopy:  (212) 269-5420) (e-mail:  mmichetti@cahill.com); and”.

(k)                                  Amendments to Certain Exhibits.

The exhibits are amended by adding (x) a new Exhibit O (Form of Term Loan Extension Amendment) in the form attached hereto, (y) by adding a new Exhibit P (Form of Revolving Loan Extension Amendment) in the form attached hereto and (z) a new Exhibit Q (Form of First Lien Intercreditor Agreement) in the form attached hereto.

Section 2.     Extensions.  As of the Amendment Effective Date, each Lender that has executed and delivered to the Agent a counterpart of this Amendment indicating that (x) all or a portion of its Revolving Credit Commitments (and related Revolving Loans) shall be extended or (y) all or a portion of its Term Loans shall be extended, shall be deemed to hold Tranche 2 Revolving Credit Commitments (and related Tranche 2 Revolving Loans) and/or Tranche 2 Term Loans in such indicated amounts and the Tranche 1 Revolving Credit Commitments (and related Tranche 2 Revolving Loans) and/or Tranche 1 Term Loans of such Lender shall be reduced accordingly.  Each such Lender agrees that such Tranche 2 Revolving Credit Commitments (and related Tranche 2 Revolving Loans) and Tranche 2 Term Loans are subject to the terms of the Credit Agreement as amended by this Amendment.

Section 3.     Representations and Warranties.  The Borrower represents and warrants to the Agents and the Lenders as of the date hereof and as of the Amendment Effective Date that:

(a)                                                                                  The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate, action, and do not (i) contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries; (ii) contravene any material law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries; (iii) violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries; or (iv) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect, except Liens created under the Loan Documents.  This Amendment has been duly executed and delivered by the Borrower.

(b)                                                                                 The representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties are true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) as of such earlier date).

(c)                                                                                  No Default or Event of Default has occurred and is continuing.

Section 4.     Conditions to Effectiveness.  This Amendment shall become effective on the date on which each of the following conditions is satisfied or waived (the “Amendment Effective Date”):

(i)            The Administrative Agent (or its counsel) shall have received an executed counterpart of this Amendment from Lenders constituting the Requisite Lenders and each of the other parties hereto;

(ii)           A minimum of $150,000,000 aggregate principal amount of Term Loans shall have been requested to be extended by Lenders executing counterparts of this Amendment pursuant to the provisions of this Amendment.

(iii)          The Administrative Agent shall have received a favorable written opinion of Kirkland & Ellis LLP, counsel to the Borrower, addressed to the Administrative Agent, Collateral Agent and each Lender, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)          The Administrative Agent shall have received payment of (x) a consent fee on behalf of each Term Lender consenting to this Amendment in an amount equal to 0.50% of the aggregate amount of Term Loans then outstanding owing to such Lender and (y) an extension fee on behalf of each Revolving Lender agreeing to become an Extending Revolving Lender in an amount equal to 1.50% of the aggregate amount of the Revolving Credit Commitments of such Lender being extended;

(v)           The Subsidiary Lender Agreement dated March 18, 2009 between Chicopee, Inc. and the Administrative Agent, which provides for the Administrative Agent’s consent to the assignment of Term Loans to Chicopee, Inc. if certain conditions are met, shall be amended such that assignments of Term Loans by a Subsidiary Lender may only be made to other Subsidiary Loan Parties who agree to be bound by the terms and conditions of the Subsidiary Lender Agreement, as such agreement may be amended from time to time.

(vi)          The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Subsidiary Loan Party relating thereto);

(vii)         The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04(a)(vi) of the Credit Agreement;

(viii)        The Lead Arranger shall have received all fees and expenses due it pursuant to that certain engagement letter by and between the Lead Arranger and the Borrower; and

(ix)           All fees and expenses payable on or before the Amendment Effective Date by the Borrower to the Administrative Agent or its Affiliates in connection with this Amendment shall have been paid, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent.

Section 5.  Post-Effective Provisions.  The Borrower covenants that it shall deliver to the Administrative Agent or Collateral Agent, as applicable:

(a)                                  (i)                  With respect to each Mortgage encumbering Mortgaged Property, an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii)           With respect to each Mortgage Amendment, a copy of the existing mortgage title insurance policy and an endorsement with respect thereto (collectively, the “Mortgage Policy”) relating to the Mortgage encumbering such Mortgaged Property assuring the Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except as expressly permitted by the Credit Agreement or by the Collateral Agent, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent;

(iii)          With respect to each Mortgage Amendment, opinions of local counsel to the Loan Parties, which opinions (a) shall be addressed to each Agent and each of the Lenders, (b) shall cover the due authorization, execution, delivery and enforceability of the respective Mortgage as amended by the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (c) shall be in form and substance reasonably satisfactory to the Agents;

(iv)          With respect to each Mortgaged Property, such affidavits, certificates, information and instruments of indemnification as shall be required to induce the Title Company to issue the Mortgage Policies contemplated in subparagraph (ii) of this Section 5;

(v)           With respect to the copy of the insurance policies or certificate as to coverage under such insurance policies to be delivered pursuant to clause (vii) of Section 4 above, each such copy or certificate shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent;and

(vi)          Evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party or Subsidiary thereof of all applicable title insurance premiums, search and examination charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments and issuance of the Mortgage Policies referred to in subparagraph (ii) of this Section 5.

The applicable Loan Parties shall deliver or cause to be delivered each of the documents and instruments required pursuant to this Section 5(a) within thirty (30) days after the Second Amendment Effective Date, unless extended by the Administrative Agent in its sole discretion, and

(b)                                                     A prepayment of $25,030,000 principal amount of the Term Loans within five (5) Business Days of the Second Amendment Effective Date which prepayment shall be applied pro rata across all Tranches of the Term Loans;

Section 6.     Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7.     Applicable Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.     Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.     Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Agents, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

After the Amendment Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby; provided that any reference in the Credit Agreement to the date of the Credit Agreement as modified hereby shall in all instances remain as of November 22, 2005, and references in the Credit Agreement to “the date hereof” and “the date of this Agreement,” and phrases of similar import, shall in all instances be and continue to refer to November 22, 2005, and not the date of this Amendment.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

POLYMER GROUP, INC.

By:
Name:
Title:

Each of the undersigned, in its capacity as a Guarantor, hereby acknowledges the terms and conditions set forth in this Amendment and hereby ratifies and confirms its obligations under the Loan Documents to which it is a party.

CHICOPEE, INC.
DOMINION TEXTILE (USA) LLC
FABPRO ORIENTED POLYMERS, LLC
FABRENE LLC
PGI EUROPE, INC.
PGI POLYMER, INC.
PRISTINE BRANDS CORPORATION
CHICOPEE HOLDINGS, B.V.

By:
Name:
Title:

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and Swingline Lender

By:
Name:
Title:

CITIBANK, N.A.,
as Issuing Bank

By:
Name:
Title:

as Lender

By:
Name:
Title:

If two signatures are required:

By:
Name:
Title:

Amount of Term Loans Held:	$

Amount of Term Loans Extended:	$

Amount of Revolving Credit
Commitments Held:	$

Amount of Revolving Credit
Commitments Extended:	$